Exhibit 99.1

Press Release
CONTACT:     Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR OF FISCAL 2014

Array planning for potential return of MEK inhibitor

Boulder, Colo., (August 12, 2014) - Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the fourth quarter and full year of its fiscal year ending June 30, 2014.

Ron Squarer, Chief Executive Officer of Array, noted, “The Array-invented MEK inhibitors, binimetinib and selumetinib, are currently enrolling six Phase 3 trials, and each of our partners has announced expectations for regulatory filings next year. In addition, we continue to advance our wholly-owned filanesib program, which has the potential to be an important novel treatment for patients with multiple myeloma. Given the progress on our key programs and the possible return of binimetinib to Array, we are looking forward to an exciting year.”

Revenue for the fourth quarter of fiscal 2014 was $6.0 million, compared to $25.4 million for the same period in fiscal 2013. The prior year period benefited from the recognition of a $10.0 million upfront payment from Oncothyreon, as well as the recognition of a majority of the $5.0 million milestone earned from Novartis for the start of a Phase 3 trial. Additionally, current quarter revenue decreased due to the recognition of all remaining revenue under our original arrangement with Celgene during the fourth quarter of fiscal 2013 and the recognition of all remaining revenue in April 2014 related to the original upfront and milestone payments to date from Novartis for the binimetinib collaboration. Cost of partnered programs was $11.4 million, compared to $7.0 million in the same period last year.  This increased cost is related to the new and expanded collaborations with Biogen Idec and Loxo Oncology during the quarter, both of which generate ongoing research funding. In addition, the cost of binimetinib co-development with Novartis increased as the drug has advanced into three Phase 3 clinical trials. Net loss for the fourth quarter was $28.2 million, or ($0.22) per share, compared to a net loss of $17.7 million, or ($0.15) per share, for the same period in fiscal 2013. Array ended the quarter with $112 million in cash, cash equivalents and marketable securities.

Array reported revenue of $42.1 million for the fiscal year ended June 30, 2014, compared to revenue of $69.6 million for fiscal 2013, mostly driven by the quarter over quarter dynamics described above.  Cost of partnered programs was $46.0 million, compared to $30.1 million in the same period last year. Net loss for the fiscal year ended June 30, 2014 was $85.3 million, or ($0.69) per share, compared to a net loss of $61.9 million, or ($0.57) per share, reported in fiscal 2013.

KEY PIPELINE UPDATES
Binimetinib (MEK162) (co-developing with Novartis) - Array planning for potential return of binimetinib, three Phase 3 trials enrolling and clinical data presented at ASCO
In 2010, Array entered into an agreement with Novartis under which Novartis received worldwide rights to binimetinib. In April 2014, Novartis and GlaxoSmithKline (GSK) announced a definitive agreement which included Novartis acquiring GSK’s MEK inhibitor, Mekinist®. The transaction is subject to approval by GSK shareholders and closing conditions, including anti-trust approvals. If Novartis’ binimetinib development and commercialization rights are returned to Array, Novartis must provide support for ongoing clinical studies as specified in our agreement.

Three Phase 3 trials with binimetinib in advanced cancer patients continue to enroll: NRAS-mutant melanoma (NEMO / NCT01763164), low-grade serous ovarian cancer (MILO / NCT01849874) and BRAF-mutant melanoma (COLUMBUS / NCT01909453). NRAS-mutant melanoma represents the first potential indication for binimetinib, with a Novartis projected regulatory filing estimated in 2015. Array reported previously that Novartis has indicated it will continue to honor its obligations under the Array-Novartis agreement relating to binimetinib, including obligations relating to support for ongoing clinical trials.

Binimetinib was featured at the 2014 American Society for Clinical Oncologists (ASCO) annual meeting in June. At the meeting, preliminary data for the combination of binimetinib and CDK4/6 inhibitor LEE011 (discovered by Novartis Institutes for BioMedical Research in collaboration with Astex Pharmaceuticals) was presented. The data from this Phase 1b/2 dose-escalation study conducted by Novartis in NRAS-mutant melanoma demonstrated an acceptable safety profile for most patients with promising preliminary antitumor activity. Additional patients are being enrolled in the trial and the dosing schedule for the combination is being optimized.  As of March 21, 2014, 22 patients were enrolled. Of 21 evaluable patients, seven achieved a partial response (33%, 3 confirmed, 4 unconfirmed) and 11 had stable disease (52%). Several patients experienced early tumor shrinkage with major symptomatic improvement; 12 patients remain on treatment (55%, duration 2 to 8 months). Common treatment-related adverse events included elevated creatine phosphokinase (CPK) and creatinine; skin, hematologic and gastrointestinal events; edema; and fatigue.

In addition, a Phase 1b study with binimetinib and Novartis’ PI3K inhibitor, BYL719, in patients with RAS- and BRAF-mutant solid tumors (over 10 tumor types) was presented, with encouraging preliminary antitumor activity in patients with ovarian cancer. Three out of four (75%) ovarian cancer patients achieved a partial response. In the overall study population, the most common dose-limiting toxicities and treatment‑related adverse events included gastrointestinal events and rashes.

Pipeline prioritization related to binimetinib
Given the potential return of binimetinib and the investment value proposition it would represent, Array has no plans to invest internally at this time in ARRY-614, a p38/Tie2 inhibitor for myelodysplastic syndromes. In addition, Array has no plans at this time to invest further internally in ARRY-502, a CRTh2 receptor antagonist for asthma, and will only provide an update if Array finalizes a collaboration on this program.

Selumetinib (partnered with AstraZeneca) - Three Phase 3 trials enrolling including a study in non-small cell lung cancer (NSCLC) and clinical data presented at ASCO
Three Phase 3 trials continue to advance with selumetinib in advanced cancer patients: second-line KRAS-mutant advanced or metastatic NSCLC (SELECT-1 / NCT01933932), differentiated thyroid cancer (ASTRA / NCT01843062) and metastatic uveal melanoma (SUMIT / NCT01974752). AstraZeneca has indicated that a projected regulatory filing from the uveal melanoma study is estimated to be in 2015. In addition, AstraZeneca recently announced two new non-small cell lung cancer studies involving selumetinib; one in combination with MEDI14736 (anti-PD-L1), the other in combination with AZD9291 (mutant-selective EGFR).

Selumetinib was featured at the 2014 ASCO annual meeting. At the meeting, preliminary data in a Phase 1 study for selumetinib showed favorable clinical activity in pediatric patients with neurofibromatosis type 1 (NF1) and plexiform neurofibromas. Eleven of 18 patients (61%) achieved a partial response, defined as a greater than or equal to 20% improvement. Common treatment-related adverse events included acneiform rash, asymptomatic CPK elevation, nausea, vomiting, diarrhea, abdominal pain and fatigue. All toxicities were reversible.

Filanesib (ARRY-520) - Progress continues with multiple myeloma (MM) development plan
Filanesib is a highly selective, targeted KSP inhibitor with a mechanism of action distinct from currently-available myeloma therapies, such as immunomodulatory drugs and proteasome inhibitors. Based on the strength of data from ongoing and completed clinical trials, along with recent discussions with the U.S. Food and Drug

Administration (FDA), Array is developing filanesib in combination with the novel proteasome inhibitor Kyprolis® (carfilzomib). Two Phase 2 trials are enrolling patients: ARRAY-520-216 (NCT01989325), a randomized Phase 2 trial comparing Kyprolis plus filanesib versus Kyprolis alone in 75 relapsed refractory multiple myeloma (RRMM) patients, and the AfFIRM trial (NCT02092922), a global Phase 2 study with single-agent filanesib in 160 patients with RRMM. Array is currently working towards initiating this year the FACTOR trial, a global Phase 3 study comparing Kyprolis plus filanesib to Kyprolis alone in several hundred patients with RRMM.

ARRY-797 (ARRY-371797) - Phase 2 trial enrolling patients with LMNA-related DCM
Array is enrolling a 12-patient Phase 2 study (NCT02057341) to study the effectiveness and safety of ARRY-797 in patients with LMNA-related dilated cardiomyopathy (DCM), a serious, genetic cardiovascular disease. By age 45, approximately 70% of patients with LMNA-related DCM experience cardiovascular death, transplant or a major cardiac event. Array anticipates having preliminary results from this study by the end of the year.

Loxo Oncology / LOXO-101 - Loxo Oncology completes initial public offering
On August 1, 2014, Loxo Oncology, which is listed on the NASDAQ under the symbol LOXO, announced the pricing of its initial public offering of 5.3 million shares of its common stock at a price to the public of $13.00 per share. Resulting from the July 2013 collaboration agreement between Array and Loxo, Array currently holds 1.6 million shares in Loxo common stock. Array and Loxo initiated a collaboration to discover and develop small molecule drugs for novel oncology targets, including Loxo’s lead program, LOXO-101, a pan-Trk inhibitor that is currently in Phase 1.  Array receives research funding from Loxo for discovery work conducted by Array scientists and, pursuant to our collaboration agreement, Array has the potential to receive milestones of up to $435 million and royalties on product sales.

GROWING DRUG DISCOVERY COLLABORATION BUSINESS
Biogen Idec - New agreement to discover and develop drugs for the treatment of autoimmune disorders
Array announced a collaboration agreement with Biogen Idec for the discovery and development of inhibitors targeting a novel kinase for the treatment of autoimmune disorders. The collaboration target and lead inhibitors were discovered through Array’s proprietary Kinase-Directed Phenotypic Screening Platform.  This technology relies on Array’s deep experience in kinase inhibitor chemistry and phenotypic screening, which can be applied to any disease where a desired cellular phenotype can be envisioned. Under the terms of the agreement, Biogen and Array will collaborate on the discovery of the novel kinase inhibitors. Biogen will be responsible for all aspects of clinical development and commercialization. The agreement includes research funding for three years, various milestone payments payable upon achievement of certain development and commercial milestones, and royalties to Array.

ENHANCING LEADERSHIP
Nicholas A. Saccomano, Ph.D. joins Array Executive Management Team
Nicholas A. Saccomano, Ph.D. was appointed Array’s Chief Scientific Officer and is overseeing Array’s discovery efforts and chemistry, manufacturing and controls activities as a member of the executive management team.
Dr. Saccomano most recently served as Chief Technology Officer at SomaLogic, Inc. and as Chief Scientific Officer at Bend Research Inc.  While at Pfizer Inc. for many years, Dr. Saccomano held positions of increasing responsibility, including Senior Vice President in the R&D organization and Vice President of Discovery Technology.

CONFERENCE CALL INFORMATION
Array will hold a conference call on Tuesday, August 12, 2014, at 9:00 a.m. Eastern Time to discuss these results. Ron Squarer, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:        Tuesday, August 12, 2014
Time:        9:00 a.m. Eastern Time
Toll-Free:    (800) 708-4540
Toll:        (847) 619-6397
Pass Code:    37609587
Webcast, including Replay and Conference Call Slides: http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Seven Phase 3 studies are in progress, or are planned to begin this year. These programs include the wholly-owned hematology drug filanesib (ARRY-520) for multiple myeloma and two partnered cancer drugs, selumetinib (AstraZeneca) and binimetinib (MEK162 / Novartis). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of August 12, 2014. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.
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Array BioPharma Inc.
Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue
License and milestone revenue	$1,472	$23,386	$25,111	$56,726
Collaboration revenue	4,539	2,029	16,967	12,854
Total revenue	6,011	25,415	42,078	69,580

Operating expenses
Cost of partnered programs	11,441	7,006	45,965	30,078
Research and development for proprietary programs	14,502	16,840	49,824	59,420
General and administrative	5,851	5,233	21,907	19,624
Total operating expenses	31,794	29,079	117,696	109,122

Loss from operations	(25,783)	(3,664)	(75,618)	(39,542)

Other income (expense)
Loss on prepayment of long-term debt, net	—	(11,197)	—	(11,197)
Interest income	16	14	77	55
Interest expense	(2,470)	(2,802)	(9,716)	(11,258)
Total other expense, net	(2,454)	(13,985)	(9,639)	(22,400)

Net loss	$(28,237)	$(17,649)	$(85,257)	$(61,942)

Weighted average shares outstanding – basic and diluted	126,813	116,792	123,403	107,794

Net loss per share – basic and diluted	$(0.22)	$(0.15)	$(0.69)	$(0.57)

Summary Balance Sheet Data
(In thousands)

	June 30, 2014	June 30, 2013

Cash, cash equivalents and marketable securities	$111,638	$108,706
Property, plant and equipment, gross	90,447	88,537
Working capital	68,943	70,732
Total assets	139,053	135,988
Long-term debt, net	103,952	99,021
Total stockholders' deficit	(25,721)	(21,909)

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